Exhibit 99.1

Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President — Investor Relations (303) 691-4440
APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES
REDEMPTION OF ALL OUTSTANDING SHARES OF CLASS R CUMULATIVE
PREFERRED STOCK
DENVER, COLORADO, June 20, 2006
Apartment Investment and Management Company (“Aimco”) (NYSE:AIV, AIVPrR) announced today that it has given notice that it is redeeming all 6,940,000 outstanding shares of its Class R Cumulative Preferred Stock (CUSIP No. 03748R-84-6) on July 20, 2006, at a redemption price per share of $25.00 plus an amount equal to accumulated and unpaid dividends thereon to the redemption date of $0.243, for a total redemption price of $25.243 per share. The redemption price is payable only in cash.
Computershare is acting as redemption agent, and may be contacted at (800) 730-6001.
Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 19 regional operating centers. Aimco, through its subsidiaries, operates 1,337 properties, including approximately 234,000 apartment units, and serves approximately one million residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.